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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 15(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b)

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1.  Name and Address of Reporting Person*

        GROSSMAN                     JAMES                             T
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        (Last)                      (First)                        (Middle)

                           805 South Fair Fax Street
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                                   (Street)

      ALEXANDRIA                      VA                              22314
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        (City)                      (State)                           (Zip)


CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol


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3.  I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


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4.  Statement for Month/Year

06/01
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [X] Director                      [_] 10% Owner
    [_] Officer (give title below)    [_] Other (specify below)


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7.  Individual or Joint/Group Filing (Check applicable line)

    [X]  Form filed by one Reporting Person
    [_]  Form filed by more than one Reporting Person
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          Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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
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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
   CEDC Common Stock                                            A                     24,500               D
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

Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.

                                  Page 1 of 3

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  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

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
Central European
  Distribution Corporation
  Common Stock                       $3.79               4/30/01                A                                 1,500
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

 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (e.g., puts, calls, warrants, options, convertible securities)

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                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            SecuritY:     ficial
                                                                                (Instr.     ficially         Direct (D)    Owner-
                               --------------------------------------------     5)          Owned            or Indirect   ship
                               Date     Expira-                   Amount or                 at End           (I)           (Instr.
                               Exer-    tion         Title        Number of                 of               (Instr. 4)    4)
                               cisable  Date                      Shares                    Month
                                                                                            (Instr. 4)
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
                              4/30/02    4/30/11    Common Stock   1,500                     26,000            (D)
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

                           (Print or Type Response)

(Form 4-07/98)                                                    (Over)
Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

          /s/ James T. Grossman                    6/10/01
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          **Signature of Reporting Person          Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                  Page 2 of 3